Exhibit 99

NIC Earns 12 Cents Per Share in Fourth Quarter 2014; Exceeds Annual Revenue and Earnings Guidance

2015 guidance reflects strong same state revenue growth and investments in several areas of the Company

OLATHE, Kan.--(BUSINESS WIRE)--February 5, 2015--NIC Inc. (NASDAQ: EGOV), the dominant provider of eGovernment services, today announced net income of $8.3 million and earnings per share of 12 cents on total revenues of $66.0 million for the three months ended December 31, 2014. In the fourth quarter of 2013, the Company reported net income of $6.2 million and earnings per share of 9 cents on total revenues of $60.8 million.

Results in the prior year quarter included $2.5 million in legal defense and other third party costs, net of insurance reimbursement, included in selling & administrative expenses related to the previously disclosed SEC matter, which was successfully concluded in December 2013. These costs lowered earnings per share in the prior year quarter by approximately 2 cents.

The Company’s effective tax rate in the current quarter was 36 percent, down from 44 percent in the prior year quarter. The lower effective tax rate in the current quarter was driven primarily by a favorable benefit related to the full-year effect of the federal research & development tax credit for the 2014 tax year. Legislation extending the tax credit through December 31, 2014 was signed into law during the fourth quarter of 2014. The higher effective tax rate in the prior quarter was driven primarily by changes in state taxes, including true-ups upon the filing of state returns, which lowered earnings per share by approximately 1 cent.

The Company reclassified certain income statement employee benefit related expenses for 2013 to conform to the new 2014 presentation. The reclassification resulted in a reduction of selling & administrative expenses of $1.0 million and $4.0 million for the three and 12 month periods ended December 31, 2013, respectively, as well as a corresponding increase in cost of portal revenues ($1.0 million and $3.9 million for the three and 12 month periods ended December 31, 2013, respectively) and cost of software & services revenues ($0.1 million for the 12 month period ended December 31, 2013). The reclassification had no effect on total operating expenses, operating income, net income, earnings per share, or cash flows.

Fourth Quarter 2014 Performance

Fourth quarter 2014 portal revenues were $62.1 million, an 8 percent increase over the fourth quarter of 2013. On a same state basis, portal revenues were $59.1 million, up 8 percent from the prior year quarter. Same state Interactive Government Services (IGS) revenues increased 11 percent during the current quarter, and same state transaction-based revenues from Driver History Record (DHR) services rose 7 percent over the fourth quarter of 2013 due to price increases in two states and continued transaction volume growth across several states. Same state software development revenues decreased 15 percent, as the Company cycled against a stronger quarter of project-based, time and materials revenues in the prior year quarter.

Current quarter revenues from the Company’s newer portals in Pennsylvania and Connecticut totaled $3.0 million. Revenues from the Pennsylvania portal in the prior year quarter were $1.5 million, and the Connecticut portal began generating revenues in the second quarter of 2014. The legacy Arizona state portal contract expired on March 26, 2014, while revenues from this contract in the prior year quarter were $0.9 million.

Software & services revenues were $3.9 million, up 12 percent from the fourth quarter of 2013, driven by an increase in revenues from payment processing services and the federal Pre-employment Screening Program.

Operational Highlights

Recently, three NIC subsidiaries received contract extensions. Texas NICUSA, LLC received a one-year contract extension from the State of Texas, extending the contract through August 2017, and the contract between Montana Interactive, LLC and the State of Montana was renewed for an additional two years, taking the agreement through December 2017. In addition, the State of Idaho extended its contract with Idaho Information Consortium, LLC for two years, taking the agreement through June 2017.

“Contract renewals represent a vote of confidence in our model, the innovation we deliver, and the service our teams provide,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “I appreciate the confidence Texas, Montana, and Idaho continue to place in us, and we remain committed to delivering the very best in eGovernment services.”

Full-Year 2014 Performance

Fiscal year 2014 total revenues rose 9 percent to $272.1 million, and portal revenues grew 9 percent to $255.7 million, exceeding the high end of the Company’s 2014 revenue guidance. Revenue growth in 2014 was driven by DHR price and volume increases and the growth of various IGS services across several states. On a same state basis, portal revenues were 8 percent higher than in 2013, with same state IGS transactional revenues up 9 percent for the year, and same state DHR revenues growing 7 percent. Same state time & materials revenues relating to portal software development decreased 4 percent for the year.

NIC’s portal gross profit percentage was 39 percent in 2014, up from 37 percent in 2013. Results in the prior year include a one-time, non-cash, pre-tax charge of $5.1 million (approximately 5 cents per share on an after-tax basis) included in cost of portal revenues to write off outstanding accounts receivable related to a new portal contract in 2013.

Software & services revenues were $16.4 million, up 16 percent from 2013, driven by an increase in revenues from the Federal Pre-employment Screening Program and various other businesses including payment processing and a construction lien service in North Carolina.

Selling & administrative expenses as a percentage of total revenues were 14 percent in 2014, down from 15 percent in 2013. Selling & administrative expenses in 2013 include $4.0 million of costs (approximately 4 cents per share on an after-tax basis), net of insurance reimbursement, related to the previously disclosed SEC matter.

Operating income increased 20 percent to $63.0 million for the year, and NIC’s operating income margin was 23 percent in the current year, up from 21 percent in the prior year.

NIC earned 59 cents per share in 2014, up from 49 cents in 2013, exceeding the high end of the Company’s 2014 earnings guidance.

On January 2, 2014 and November 20, 2014, NIC paid special cash dividends to stockholders of $0.35 per share and $0.50 per share, respectively. NIC used a total of $56 million of its cash reserves to pay the special dividends. Of the dividends paid in 2014, 32.59 percent was return of capital and 67.41 percent was an ordinary qualified dividend. Stockholders are encouraged to consult with their tax specialists regarding the circumstances of their particular tax situations.

“In 2014, our financial results reflect two hallmarks of our business, consistency and predictability,” said Steve Kovzan, NIC’s Chief Financial Officer. “We continued to produce solid financial results rooted in our recurring revenue streams, steady organic growth, and strong cash flow, of which we were able to return a significant portion to stockholders in the form of two special cash dividends.”

Full-Year 2015 Outlook

For full-year 2015, NIC currently expects total revenues of $284.0-296.0 million, with portal revenues ranging from $268.0-279.0 million and software & services revenues ranging from $16.0-17.0 million. The Company also currently expects earnings per share to range from 57-63 cents.

Portal gross profit margins for the year are currently expected to be in the upper-30 percent range, while software & services gross profit margins are currently expected to be in the upper-60 percent range.

Selling & administrative expenses are currently expected to approximate 14 percent of total revenues. Depreciation & amortization expense as a percentage of total revenues is currently expected to approximate 3 percent in 2015, with capital expenditures currently expected to range from $6.0-7.0 million for the year.

“Our financial guidance reflects strong same state revenue growth in line with historical averages, coupled with incremental investments to grow and safeguard our business, including federal business development, cyber-security, and the Louisiana portal pilot,” said Steve Kovzan, NIC’s Chief Financial Officer. “NIC has always made major investments with an eye toward the future. Our long-term focus has been very beneficial to our partners, investors, and employees over the years.”

Projections do not include revenues or costs from any unannounced contracts.

Fourth Quarter Earnings Call and Webcast Details

On the call, the Company will discuss its 2014 fourth quarter and full-year financial results, its guidance for 2015, and answer questions from the investment community. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Thursday, February 5, 2015
4:30 p.m. (EST)
Conference ID: 5760131
Call bridge: 888-395-3227 (U.S. callers) or 719-325-2435 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors

A replay of NIC’s fourth quarter earnings call will be available until 11 p.m. (EDT) on July 2, 2015, by visiting http://www.egov.com/investors.

About NIC

Founded in 1992, NIC (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, most recently ranked at No. 36 (2014), and the Company has been included four times on the Barron’s 400 Index. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the 2015 fiscal year, statements regarding the planned implementation of new portal contracts and projects under existing portal contracts, and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts and new projects in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches or disruptions through cyber attacks or other events and any resulting liability; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Portal revenues	$ 62,149	$ 57,326	$ 255,744	$ 235,183
Software & services revenues	3,869	3,461	16,353	14,096
Total revenues	66,018	60,787	272,097	249,279
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization (1)	39,985	36,616	156,185	147,007
Cost of software & services revenues, exclusive of depreciation &
amortization (1)	1,259	1,191	4,784	4,498
Selling & administrative (1)	9,491	9,873	38,937	36,882
Depreciation & amortization	2,358	2,112	9,177	8,333
Total operating expenses	53,093	49,792	209,083	196,720
Operating income before income taxes	12,925	10,995	63,014	52,559
Income tax provision	4,634	4,814	23,956	20,521
Net income	$ 8,291	$ 6,181	$ 39,058	$ 32,038

Basic net income per share	$ 0.12	$ 0.09	$ 0.59	$ 0.49
Diluted net income per share	$ 0.12	$ 0.09	$ 0.59	$ 0.49

Weighted average shares outstanding:
Basic	65,302	64,992	65,224	64,889
Diluted	65,363	65,061	65,278	64,954

Key Financial Metrics:
Revenue growth - outsourced portals	8%	7%	9%	19%
Same state revenue growth - outsourced portals	8%	4%	8%	14%
Recurring portal revenue as a % of total portal revenues	96%	94%	95%	94%
Gross profit % - outsourced portals (1)	36%	36%	39%	37%
Revenue growth - software & services	12%	25%	16%	20%
Gross profit % - software & services (1)	67%	66%	71%	68%
Selling & administrative expenses as a % of total revenues (1)	14%	16%	14%	15%
Operating income as a % of total revenue	20%	18%	23%	21%

Portal Revenue Analysis:
IGS transaction-based (formerly, Non-DMV)	$ 34,975	$ 31,526	$ 139,716	$ 127,898
DHR transaction-based (formerly, DMV)	22,565	19,842	95,753	83,671
Portal software development	2,789	3,348	12,205	13,309
Portal management	1,820	2,610	8,070	10,305
Total portal revenues	$ 62,149	$ 57,326	$ 255,744	$ 235,183
(1)

The Company reclassified certain income statement employee benefit related expenses for 2013 to conform to the new 2014 presentation. The reclassification resulted in a reduction of selling & administrative expenses of $1.0 million and $4.0 million for the three and twelve month periods ended December 31, 2013, respectively, and a corresponding increase in cost of portal revenues ($1.0 million and $3.9 million for the three and twelve month periods ended December 31, 2013, respectively) and cost of software & services revenues ($0.1 million for the twelve month period ended December 31, 2013). In addition, the reclassification resulted in a reduction of selling & administrative expenses as a % of total revenues of 2% and 1% for the three and twelve month periods ended December 31, 2013, respectively, and a corresponding decrease in portal gross profit % (2% for each of the three and twelve month periods ended December 31, 2013) and software & services gross profit % (1% for each of the three and twelve month periods ended December 31, 2013). The reclassification had no effect on total operating expenses, operating income, net income, earnings per share or cash flows.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended				Year Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Revenues:
Portal revenues	$ 61,482	$ 66,809	$ 65,304	$ 62,149	$ 255,744
Software & services revenues	3,915	4,346	4,223	3,869	16,353
Total revenues	65,397	71,155	69,527	66,018	272,097
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	37,560	39,549	39,091	39,985	156,185
Cost of software & services revenues, exclusive of depreciation & amortization	993	1,245	1,287	1,259	4,784
Selling & administrative	9,208	9,841	10,397	9,491	38,937
Depreciation & amortization	2,250	2,277	2,292	2,358	9,177
Total operating expenses	50,011	52,912	53,067	53,093	209,083
Operating income before income taxes	15,386	18,243	16,460	12,925	63,014
Income tax provision	6,010	7,213	6,099	4,634	23,956
Net income	$ 9,376	$ 11,030	$ 10,361	$ 8,291	$ 39,058

Basic net income per share	$ 0.14	$ 0.17	$ 0.16	$ 0.12	$ 0.59
Diluted net income per share	$ 0.14	$ 0.17	$ 0.16	$ 0.12	$ 0.59

Weighted average shares outstanding:
Basic	65,057	65,245	65,288	65,302	65,224
Diluted	65,057	65,245	65,288	65,363	65,278

Key Financial Metrics:
Revenue growth - outsourced portals	6%	8%	13%	8%	9%
Same state revenue growth - outsourced portals	7%	8%	9%	8%	8%
Recurring portal revenue as a % of total portal revenues	95%	95%	95%	96%	95%
Gross profit % - outsourced portals	39%	41%	40%	36%	39%
Revenue growth - software & services	23%	13%	17%	12%	16%
Gross profit % - software & services	75%	71%	70%	67%	71%
Selling & administrative expenses as a % of total revenues	14%	14%	15%	14%	14%
Operating income as a % of total revenue	24%	26%	24%	20%	23%

Portal Revenue Analysis:
IGS transaction-based (formerly, Non-DMV)	$ 32,369	$ 36,684	$ 35,688	$ 34,975	$ 139,716
DHR transaction-based (formerly, DMV)	23,476	25,017	24,695	22,565	95,753
Portal software development	3,027	3,288	3,101	2,789	12,205
Portal management	2,610	1,820	1,820	1,820	8,070
Total portal revenues	$ 61,482	$ 66,809	$ 65,304	$ 62,149	$ 255,744

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended				Year Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Revenues:
Portal revenues	$ 58,042	$ 62,094	$ 57,721	$ 57,326	$ 235,183
Software & services revenues	3,182	3,844	3,609	3,461	14,096
Total revenues	61,224	65,938	61,330	60,787	249,279
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	33,812	35,938	40,640	36,616	147,007
Cost of software & services revenues, exclusive of depreciation & amortization	1,143	1,228	936	1,191	4,498
Selling & administrative	8,537	8,982	9,490	9,873	36,882
Depreciation & amortization	2,027	2,049	2,145	2,112	8,333
Total operating expenses	45,519	48,197	53,211	49,792	196,720
Operating income before income taxes	15,705	17,741	8,119	10,995	52,559
Income tax provision	5,748	6,933	3,026	4,814	20,521
Net income	$ 9,957	$ 10,808	$ 5,093	$ 6,181	$ 32,038

Basic net income per share	$ 0.15	$ 0.16	$ 0.08	$ 0.09	$ 0.49
Diluted net income per share	$ 0.15	$ 0.16	$ 0.08	$ 0.09	$ 0.49

Weighted average shares outstanding:
Basic	64,710	64,890	64,961	64,992	64,889
Diluted	64,710	64,890	64,969	65,061	64,954

Key Financial Metrics:
Revenue growth - outsourced portals	27%	27%	15%	7%	19%
Same state revenue growth - outsourced portals	16%	19%	15%	4%	14%
Recurring portal revenue as a % of total portal revenues	96%	94%	93%	94%	94%
Gross profit % - outsourced portals	42%	42%	30%	36%	37%
Revenue growth - software & services	5%	31%	20%	25%	20%
Gross profit % - software & services	64%	68%	74%	66%	68%
Selling & administrative expenses as a % of total revenues	14%	14%	15%	16%	15%
Operating income as a % of total revenue	26%	27%	13%	18%	21%

Portal Revenue Analysis:
IGS transaction-based (formerly, Non-DMV)	$ 30,170	$ 34,005	$ 32,197	$ 31,526	$ 127,898
DHR transaction-based (formerly, DMV)	22,762	22,030	19,037	19,842	83,671
Portal software development	2,545	3,494	3,922	3,348	13,309
Portal management	2,565	2,565	2,565	2,610	10,305
Total portal revenues	$ 58,042	$ 62,094	$ 57,721	$ 57,326	$ 235,183

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash	$ 87,983	$ 74,245
Cash restricted for payment of dividend	-	22,982
Trade accounts receivable, net	57,468	52,818
Deferred income taxes, net	1,039	1,038
Prepaid expenses & other current assets	11,502	11,569
Total current assets	157,992	162,652
Property and equipment, net	12,247	15,167
Intangible assets, net	2,394	1,864
Other assets	446	290
Total assets	$ 173,079	$ 179,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 41,402	$ 39,112
Accrued expenses	19,751	20,822
Dividend payable	-	22,982
Other current liabilities	2,902	348
Total current liabilities	64,055	83,264

Deferred income taxes, net	1,536	2,432
Other long-term liabilities	3,350	2,341
Total liabilities	68,941	88,037

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
65,303 and 64,993 shares issued and outstanding	7	6
Additional paid-in capital	94,690	88,397
Retained earnings	9,441	3,533
Total stockholders' equity	104,138	91,936
Total liabilities and stockholders' equity	$ 173,079	$ 179,973

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2014	64,993	$6	$88,397	$3,533	$91,936
Net income	-	-	-	39,058	39,058
Dividends declared	-	-	-	(32,977)	(32,977)
Dividend equivalents on performance-based
restricted stock awards	-	-	-	(173)	(173)
Restricted stock vestings	358	1	73	-	74
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	35	-	35
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(116)	-	(2,276)	-	(2,276)
Stock-based compensation	-	-	6,104	-	6,104
Tax deductions relating to stock-based compensation	-	-	1,185	-	1,185
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	65	-	65
Issuance of common stock under employee stock purchase plan	68	-	1,107	-	1,107
Balance, December 31, 2014	65,303	$7	$94,690	$9,441	$104,138

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Cash flows from operating activities:
Net income	$8,291	$6,181	$39,058	$32,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	2,358	2,112	9,177	8,333
Provision for losses on accounts receivable	148	104	414	5,229
Stock-based compensation expense	1,536	759	6,104	4,026
Deferred income taxes	2	72	(2,461)	(1,070)
Loss on disposal of property and equipment	28	34	175	51
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	4,282	8,123	(5,064)	(2,786)
(Increase) decrease in prepaid expenses & other current assets	(665)	613	1,631	(928)
(Increase) in other assets	(94)	(31)	(156)	(37)
Increase (decrease) in accounts payable	(77)	(6,685)	2,325	(4,502)
Increase (decrease) in accrued expenses	354	(1,890)	(3,449)	(587)
Increase in other current liabilities	224	104	2,628	223
Increase in other long-term liabilities	299	1	901	863
Net cash provided by operating activities	16,686	9,497	51,283	40,853
Cash flows from investing activities:
Purchases of property and equipment	(1,393)	(2,772)	(5,381)	(6,717)
Proceeds from sale of property and equipment	-	16	-	16
Capitalized internal use software development costs	(408)	(410)	(1,479)	(1,489)
Net cash used in investing activities	(1,801)	(3,166)	(6,860)	(8,190)
Cash flows from financing activities:
Cash dividends on common stock	(32,977)	-	(32,977)	-
Cash restricted for payment of dividend	-	(22,982)	-	(22,982)
Proceeds from employee common stock purchases	-	-	1,107	904
Tax deductions related to stock-based compensation	120	(33)	1,185	1,302
Net cash used in financing activities	(32,857)	(23,015)	(30,685)	(20,776)
Net increase (decrease) in cash	(17,972)	(16,684)	13,738	11,887
Cash, beginning of period	105,955	90,929	74,245	62,358
Cash, end of period	$87,983	$74,245	$87,983	$74,245
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$102	$185	$102	$185
Cash payments:
Income taxes paid	$4,395	$3,195	$25,059	$15,939
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$22,982	$-

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
Director of Communications
& Investor Relations
adavied@egov.com